EXHIBIT 99.1

Iconix Brand Group Announces Private Exchange of Approximately $110 Million of its Convertible

Notes and Provides 2018 Outlook

•	Reached agreement with holders of approximately $110 million principal amount of the Company’s 1.5% convertible notes due March 2018

•	Significant condition to availability of delayed draw term loan satisfied, Company expects remaining conditions to be satisfied

•	Initiated cost savings plan of approximately $12 million to improve profitability and free cash flow in 2018

•	Signed a new multi-year license agreement with Target for the Umbro brand, a world leader in soccer apparel

•	Reiterating 2017 revenue and non GAAP earnings per share within previously released guidance

•	Expect 2018 revenue to be in a range of $190 million to $220 million

NEW YORK, New York— February 12, 2018 – Iconix Brand Group, Inc. (Nasdaq: ICON) (“Iconix” or the “Company”) today announced it has reached agreements with holders of approximately $110 million principal amount of the Company’s 1.5% convertible notes due March 2018 (the “2018 Convertible Notes”) to exchange their 2018 Convertible Notes for new senior subordinated secured convertible notes (the “New Convertible Notes”) and cash payments representing accrued but unpaid interest on the 2018 Convertible Notes. The 2018 Convertible Notes will be exchanged for the New Convertible Notes at an exchange ratio of $1,000 principal amount of New Convertible Notes for each $1,000 principal amount of 2018 Convertible Notes (the “Exchange”). On or prior to the settlement of the Exchange, the Company may enter into agreements with one or more holders of 2018 Convertible Notes to increase the principal amount of 2018 Convertible Notes participating in the Exchange from $110 million to up to $125 million. The Company expects to settle the Exchange on or about February 22, 2018.

The New Convertible Notes are expected to have an interest rate of 5.75% per annum, mature in August 2023 and be secured by the same assets that secure the obligations of the Company’s wholly-owned direct subsidiary, IBG Borrower LLC, under its existing senior secured credit facility (the “Existing Senior Credit Facility”).

John Haugh, CEO of Iconix commented, “These exchange transactions are part of the Company’s strategy to satisfy near-term debt obligations and represent a positive step in improving our balance sheet. We are also announcing a cost savings initiative to improve our profitability and free cash flow. With the reduction in near-term debt from this exchange satisfying a significant condition to the availability of our delayed draw term loan and the cost savings that have been identified, we are now in a good position to finalize the solution for the balance of our upcoming debt obligations.”

Haugh further commented, “From a business operations standpoint, we are reaffirming our 2017 revenue and non GAAP earnings per share guidance and we are pleased to highlight recent announcements of Starter with Amazon and Umbro with Target as evidence that we are making progress ensuring our brands are with the right long-term partners to maximize market presence and contribution to Iconix.”

The New Convertible Notes will be contractually subordinated in right of payment to the Company’s obligations as a guarantor under the Existing Senior Credit Facility. Conversions of the New Convertible

Notes will be subject to a make-whole payment by the Company. The New Convertible Notes will be convertible at any time by the holders and under certain circumstances by the Company. In addition, the Company will have the right to repurchase the New Convertible Notes at par following the one-year anniversary of the issue date. The Company will be permitted to settle any conversions of the New Convertible Notes, as well as pay accrued but unpaid interest on such New Convertible Notes and any make-whole payments, in cash, shares or a combination thereof.

Further detail regarding the terms and conditions of the Exchange and the New Convertible Notes are set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2018. In addition, the Company expects to file the indenture pursuant to which the New Convertible Notes are expected to be issued as an exhibit to a Current Report on Form 8-K following its execution.

The Exchange will satisfy the condition to the availability of the second delayed draw term loan under the Existing Senior Credit Facility that the Company achieve a reduction in the outstanding principal amount of the 2018 Convertible Notes of at least $100.0 million. In addition, the Company believes that it should be able to satisfy the remaining conditions to disbursement of the second delayed draw term loan, allowing the Company to access the additional funds under the second delayed draw term loan to retire the 2018 Convertible Notes that will remain outstanding following the Exchange at their maturity in March 2018. The remaining conditions consist of (i) the Company being in financial covenant compliance under the Existing Senior Credit Facility, on a pro forma basis as of the time of the requested borrowing and on a projected basis for the succeeding 12 months based on projections reasonably acceptable to the lenders, and (ii) there not existing a default or event of default under the Existing Senior Credit Facility as of the time of the borrowing.

The Listing Rules of The NASDAQ Stock Market LLC (“Nasdaq”) would normally require stockholder approval prior to settlement of the Exchange; however, the Company requested and has received a financial viability exception to the stockholder approval requirement pursuant to Nasdaq Listing Rule 5635(f). On January 26, 2018, Nasdaq granted the financial viability exception, provided that the Company complies with the conditions of the exception provided in Rule 5635(f), which include the mailing of a letter to stockholders not later than ten days prior to the consummation of the Exchange, describing the terms of the Exchange and the New Convertible Notes, indicating that the Company is relying on the financial viability exception and confirming that the Audit Committee of the Company’s Board of Directors has expressly approved reliance on this exception.

In connection with the Exchange, Guggenheim Securities, LLC is acting as the Company’s sole financial advisor, and Dechert LLP is acting as the Company’s legal advisor.

Cost Savings Plan:

Iconix announced today that it has initiated a cost savings plan to improve profitability and free cash flow to further position the Company for long-term success. The Company expects to achieve annual savings of approximately $12 million through proactive rightsizing of its expense structure, appropriately aligned to its expected go-forward revenue base.

2018 Outlook:

The Company is providing an initial outlook for 2018.

The Company expects 2018 revenue to be in a range of $190 million to $220 million, as compared to 2017 preliminary revenue of approximately $225 million. The year-over-year decline primarily reflects the transition of the DanskinNow and Mossimo brands, which together are estimated to decline approximately $25 million in 2018.

Additional Information:

In connection with the Exchange, the Company disclosed the following information in its discussions with noteholders who agreed to be bound by confidentiality obligations with respect to such information:

•	The Company signed a new multi-year license agreement with Target for the Umbro brand, a world leader in soccer apparel. The exclusive Umbro collection will be available in all Target stores and on Target.com beginning in late February.

•	The Company expects to transition its Material Girl brand from a direct-to-retail license with Macy’s to a wholesale license following the expiration of the contract in January 2020. The Company is currently negotiating a license with a new vendor that would run contiguous with Macy’s on a non-exclusive basis and then would be available to be renewed by the vendor for a three-year term. Guaranteed minimum royalties under the Material Girl license for 2018 are $5.0 million.

•	The Company received notice from JCPenney that it is currently not expecting to renew its Royal Velvet license when it expires in January 2019. Should the Royal Velvet license not be renewed by JCPenney, the Company believes there are other opportunities to redeploy the Royal Velvet brand in the near future. Guaranteed minimum royalties under the Royal Velvet license for 2018 are $8.0 million.

•	Proforma licensing revenue for the brands that are secured by the Company’s Senior Secured Notes under the Company’s securitization facility was $181 million in 2015, $166 million in 2016 and $121 million for the twelve months ended September 30, 2017. Proforma licensing revenue for the twelve months ended September 30, 2017 of $121 million is adjusted for the effect of the reduction in royalties expected from the DanskinNow and Mossimo transitions.

•	Licensing revenue generated from the brands that are not securitized by the Senior Secured Notes under the Company’s securitization facility was $86 million in 2015, $89 million in 2016, and $84 million for the twelve months ended September 30, 2017.

•	Proforma cash flow available to service additional debt after paying interest and amortization on the Senior Secured Notes under the Company’s securitization facility, adjusted to reflect the DanskinNow and Mossimo transitions, for the twelve months ended September 30, 2017 was approximately $31.5 million.

•	The Company expects 2018 EBITDA to be in a range of $95 million to $105 million. This compares to EBITDA of approximately $102 million for the twelve months ended September 31, 2017, after adjusting for the DanskinNow and Mossimo transitions. Please see reconciliation tables at the end of this press release.

EBITDA Reconciliation:

($, millions)	Pro Forma LTM Q3 2017
Operating Income	($935)
Plus: Depreciation and Amortization	3
Plus: Stock Based Compensation	6
Plus: Special Charges	11
Plus: Impairment Charge	1064
Plus: Loss on Termination of Licenses	26
Less: Gains on Sales of Trademarks	(29)
Less: Gain on Deconsolidation of Joint Venture	(4)
Less: Net Income Attributable to Non-Controlling Interest	(13)

EBITDA	$129

Less: Adjustment for Sale of Brands (1)	(3)
Less: Danskin Adjustment	(15)
Less: Mossimo Adjustment	(9)

Proforma EBITDA	$102

Notes:

(1) Adjusted to reflect the sale of the Sharper Image and Nick Graham brands

Forecasted EBITDA Reconciliation Based on Expected Revenue of $190–$220 Million:

($, millions)	Year Ending Dec. 31, 2018
	High	Low
Operating Income	$100.0	$90.0
Plus: Depreciation and Amortization	$2.5	$2.5
Plus: Stock Based Compensation	$6.0	$6.0
Plus: Special Charges	$9.0	$9.0
Less: Net Income Attributable to Non-Controlling Interest	($12.5)	($12.5)

EBITDA	$105.0	$95.0

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a portfolio of consumer brands including: CANDIE’S ®, BONGO ®, JOE BOXER ®, RAMPAGE ®, MUDD ®, MOSSIMO ®, LONDON FOG ®, OCEAN PACIFIC ®, DANSKIN ®, ROCAWEAR ®, CANNON ®, ROYAL VELVET ®, FIELDCREST ®, CHARISMA ®, STARTER ®, WAVERLY ®, ZOO YORK ®, UMBRO ®, LEE COOPER ®, ECKO UNLTD. ®, MARC ECKO ®, and ARTFUL DODGER ®. In addition, Iconix owns interests in the MATERIAL GIRL ®, ED HARDY ®, TRUTH OR DARE ®, MODERN AMUSEMENT ®, BUFFALO ® and PONY ® brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and equity.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include projections regarding the Company’s beliefs and expectations about future performance and, in some cases, may be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek” and similar terms or phrases. These statements are based on the Company’s beliefs and assumptions, which in turn are based on information available as of the date of this press release. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement and could harm the Company’s business, prospects, results of operations, liquidity and financial condition and cause its stock price to decline significantly. Many of these factors are beyond the Company’s ability to control or predict. Important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements include, among others: the ability of the Company’s licensees to maintain their license agreements or to produce and market products bearing the Company’s brand names, the Company’s ability to retain and negotiate favorable licenses, the Company’s ability to meet its outstanding debt obligations and the events and risks referenced in the sections titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q and in other documents filed or furnished with the Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments we may enter into or make in the future. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update or revise publicly any forward-looking statements, except as required by law.